CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Forum Funds II. Such references appear in the Phocas Real Estate Fund's Statement of Additional Information under the headings "Independent Registered Public Accounting Firm" and "Financial Statements."

BBD, LLP

Philadelphia, Pennsylvania

July 26, 2013